Exhibit 99.1

Ampio Appoints Dan Stokely as the Company’s new Chief Financial Officer

ENGLEWOOD, Colo., July 10, 2019, /PRNewswire/ -- Ampio Pharmaceuticals, Inc. (NYSE American: AMPE), a development stage biopharmaceutical company focused on the discovery and development of a  novel therapy aimed at treating common inflammatory conditions for which there are limited treatment options, today announced that Dan Stokely has been appointed as Chief Financial Officer.

Michael Macaluso, Ampio CEO, noted “As we are already dosing patients in our pivotal Phase III trial of Ampion, as a biological treatment for adults with pain due to severe osteoarthritis of the knee (OAK), we sought a seasoned CFO with the experience and skills to advise us as we continue to move toward a future commercialization of Ampion.”

Dan Stokely has more than 30 years of experience in finance and accounting and is a Certified Public Accountant.  Dan began his career at Deloitte & Touche and since that time, he has spent the majority of his career in positions of financial leadership within both publicly traded and privately-held pharmaceutical companies. Most recently, since 2012, Dan served as Executive Vice President and Chief Financial Officer of Sentynl Therapeutics, a privately-held specialty pharmaceutical company focused on in-licensing, acquisition, marketing and distribution of development stage and commercially marketed prescription products, which was sold to Cadila Healthcare Ltd. in January 2017. From 2004 to 2012, Dan served as Vice President of Finance and Chief Accounting Officer of Victory Pharma, a privately-held specialty pharmaceutical company focused on in-licensing, internal product development, marketing and distribution of pain specialty products, which was sold to Shionogi, Inc., a Japanese pharmaceutical company, in 2011.  From 2001 to 2004, Dan served as the Corporate Controller and Chief Accounting Officer for Wireless Facilities, Inc. (currently Kratos Defense & Security Solutions), a publicly traded, global provider of communications and security services for the wireless communications industry.  From 1994 to 2001, Dan served as Corporate Controller of Dura Pharmaceuticals, a publicly traded pharmaceutical company that was sold to Elan Pharmaceuticals in late 2000.  Dan has a bachelor’s degree in accounting from San Diego State University.

About Osteoarthritis

Osteoarthritis (OA) is an incurable and progressive disorder of the joints involving degradation of the intra-articular cartilage, joint lining, ligaments, and bone. Certain risk factors in conjunction with natural wear and tear lead to the breakdown of cartilage. OA is caused by inflammation of the soft tissue and bony structures of the joint, which worsens over time and leads to progressive thinning of articular cartilage. Other symptoms include narrowing of the joint space, synovial membrane thickening, osteophyte formation and increased density of subchondral bone.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of Ampion, our product candidate, to treat prevalent inflammatory conditions for which there are limited treatment options.

Forward-Looking Statements

Ampio's statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "believe," "expect," "plan," "anticipate," and similar expressions. These forward-looking statements include statements regarding Ampio's expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA decisions, the Biological License Application (BLA) , the ability of Ampio to enter into partnering arrangements,  clinical trials and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio's filings with the Securities and Exchange Commission, including without limitation, under Ampio's Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact

Phone: (720) 437-6500

info@ampiopharma.com